Exhibit 99.2

MPG OFFICE TRUST ANNOUNCES

RESTRICTED STOCK AWARD TO ITS PRESIDENT AND CEO

Los Angeles, CA (November 24, 2010) – MPG Office Trust, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, announced today that the Company is granting David L. Weinstein, its President and Chief Executive Officer, 600,000 shares of restricted common stock pursuant to the terms of his employment agreement and a restricted stock agreement. Subject to Mr. Weinstein’s continued employment with the Company, 50% of the shares subject to the restricted stock award will vest on November 21, 2011 and the remaining 50% of the shares subject to the restricted stock award will vest on November 21, 2012. In addition, the restricted stock award is subject to full accelerated vesting in the event of a termination of Mr. Weinstein’s employment by the Company without “cause,” by Mr. Weinstein for “good reason” or due to Mr. Weinstein’s death or “disability”, or upon a “change in control” of the Company (each as defined in Mr. Weinstein’s employment agreement). The restricted stock award was granted to Mr. Weinstein as an employment inducement award pursuant to New York Stock Exchange rules.

About MPG Office Trust, Inc.

MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with our liquidity situation; risks associated with our dependence on key personnel whose continued service is not guaranteed; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; risks associated with contingent guaranties by our Operating Partnership; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; and risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2010 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558